Exhibit 23 (a)
CONSENT OF H.J. GRUY AND ASSOCIATES, INC.
We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our report, or information contained therein, dated January 25, 2006, prepared for Swift Energy Company in the Annual Report on Form 10-K of Swift Energy Company for the filing dated on or about February 28, 2006.

H.J. GRUY AND ASSOCIATES, INC.

	by:	/s/ Robert Rasor
Robert Rasor, P.E.
Executive Vice President
Engineering Manager

Houston, Texas February 28, 2006